Exhibit 99.19

Cord Blood America Reports Preliminary YTD Revenues of $1.48M, 185 Per Cent Increase over Last Year

LOS ANGELES – August 4, 2005 -- Cord Blood America, Inc. (OTC BB: CBAI), an umbilical cord blood stem cell preservation company today announced that year to date second quarter consolidated results indicate revenues of $1.48 Million representing a 185% increase over the same period last year in which the Company reported revenues of $519.7K.

GROSS PROFIT INCREASES BY 158 PERCENT

The Six Months YTD Gross Profit results reached $398K representing a 158% increase over the same period last year in which the Company reported gross profit of USD $154.5K.

“We have had tremendous growth this first half of 2005 as compared to last year” stated company Chairman and CEO, Matthew L. Schissler. “We feel that Cord Blood America is well positioned in a growth industry to post even better results in the latter half of 2005,” added Schissler.

The company’s financials will be disclosed on or before August 22, 2005. The company will also present a webcast on August 22 to the investor community discussing the results and other Cord Blood America Issues and News.

About Cord Blood America

Cord Blood America (OTC BB: CBAI) is the parent company of Cord Partners, which facilitates umbilical cord blood stem cell preservation for expectant parents and their children. Its mission is to be the most respected stem cell preservation company in the industry. Collected through a safe and non-invasive process, cord blood stem cells offer a powerful and life-saving resource for treating a growing number of ailments, including cancer, leukemia, or blood and immune disorders. For more information on how this precious lifeline can benefit your family, visit www.cordpartners.com.

Forward-Looking Statements

This release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We use words such as “anticipate,” “believe,” “expect,” “future,” “intend,” “plan,” and similar expressions to identify forward-looking statements. Forward-looking statements include, without limitation, our ability to increase income streams, to grow revenue and earnings, and to obtain additional cord blood banking revenue streams. These statements are only predictions and are subject to certain risks, uncertainties and assumptions, which are identified and described in the Company’s public filings with the Securities and Exchange Commission.

Investor Relations

AGORA Investor Relations

http://www.agoracom.com/IR/CordBloodAmerica

http://www.cordblood-america.com

CBAI@agoracom.com

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